Exhibit 10.3

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (i) NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

January 2021

Amended and Restated License Agreement

LiPlasome Pharma ApS

Business registration no.: 29428514 Tabletvej 1

DK-7100 Vejle (hereinafter “LiPlasome”)

and

Allarity Therapeutics A/S

(formerly known as Medical Prognosis Institute A/S A/S) Business registration no.: 28106351

Venlighedsvej 1 DK-2970 Hørsholm

(hereinafter “ALLARITY”)

(hereinafter referred to separately as a “Party” and collectively as the “Parties”)

have today entered into this

AMENDED AND RESTATED LICENSE AGREEMENT

(the “Agreement”)

regarding ALLARITY’s development and commercialization of LiPlaCis as a cancer treatment drug.

1.	Background

1.1	Whereas LiPlasome and Oncology Venture Product Development ApS, business registration no. 34623562 entered into a certain License Agreement for LiPlaCis, effective as of 15 February 2016 (the “Original Agreement”) attached as Annex 1.

1.2	Whereas the Parties have agreed to amend and restate the Original Agreement as described in this Agreement and for the agreement (including all rights and obligations) to be assigned to ALLARITY which owns 100% of the share capital of Oncology Venture Product Development ApS.

1.3	Whereas LiPlasome owns and has developed a third generation liposomal delivery technology which has led to the creation of a range of products for the treatment of cancer, including a targeted, liposomal formulation of the chemotherapeutic Cisplatin (“LiPlaCis”).

1.4	Whereas, prior to the execution of the Original Agreement, LiPlasome invested considerable resources in the development of LiPlaCis as a cancer treatment drug including the conduct of a phase 1 study at Rigshospitalet (Denmark) which was to be followed by a phase 1 extension study.

1.5	Whereas, prior to the execution of the Original Agreement, the current and previous LiPlasome shareholders invested approximately DKK 62,500,000 in the LiPlasome Patents and studies and were seeking a partner to continue the ongoing and planned studies.

1.6	Whereas (i) LiPlasome and ALLARITY have entered into a certain development services and collaboration agreement of 21 December 2012 (the “LiPlasome/ALLARITY Development Services and Collaboration Agreement”) attached as Annex 2, (ii) OV and ALLARITY have a entered into a certain license and collaboration agreement of 20 September 2013 regarding the use of Medical Prognosis technology (the “ALLARITY/OV License and Collaboration Agreement”) attached as Annex 3, and (iii) LiPlasome, OV and ALLARITY have entered into a certain inter partes agreement of 11 March 2016, suspending the LiPlasome/ALLARITY Development Services and Collaboration Agreement as long as the Original Agreement was in force (the “Inter Partes Agreement”) attached as Annex 4.

1.7	Whereas, pursuant to the Original Agreement, OV took over all responsibilities and all costs associated with all operations related to LiPlaCis, including LiPlasome’s former operations. This included among other things employees’ service contracts, property rent contract, supplier agreements, license agreements, etc.

1.8	Whereas, pursuant to the Original Agreement, from the time of its execution and until now, OV has invested considerable time, effort, and money in advancing the clinical development of LiPlaCis through a completed Phase 2 clinical trial using OV’s DRP biomarker for Cisplatin to select and treat highly likely responder patients for LiPlaCis. OV’s investment and efforts have included manufacture of the drug, CRO costs, and regulatory filings with the U.S. FDA and EMEA.

1.9	Whereas, on 26 June 2020 ALLARITY entered into an exclusive license agreement with Smerud Medical Research International AS, P.O. Box 81, Skøyen, N-0212 Oslo, Norway (“Smerud”) concerning an exclusive license to certain ALLARITY intellectual property, including intellectual property rights in LiPlaCis licensed by LiPlasome to OV under the Original Agreement (the “Smerud Agreement”) attached as Annex 5.

1.10	Whereas, the Parties wish to assign, amend and restate the Original Agreement in order to (i) simplify the terms and conditions of their Agreement and (ii) assist ALLARITY to engage the external partnership with Smerud under the Smerud Agreement and to further advance clinical development and commercialization of LiPlaCis in accordance with the terms of this Agreement.

1.11	Now therefore, the Parties have entered into this Agreement.

2.	Definitions

2.1	“Affiliate” means any entity that, directly or indirectly, through one or more intermediaries, Controls or is Controlled by, or is under common Control with a Party, except that in countries where ownership of a majority or Controlling interest by a foreign entity is not permitted by law, rule or regulations, the foreign entity’s direct or indirect voting interest may be less than a majority or Controlling interest.

2.2	The “ALLARITY/OV License and Collaboration Agreement” has the meaning given to it in clause 1.5.

2.3	“Commercialization Agreement” means an agreement with a non-Affiliated third party for a Commercialization Event, and including a commitment to advance the further Phase 2 (and subsequent Phase 3 to market) development of LiPlaCis as well as a firm commitment to conduct and fund an expanded Phase 2 trial in metastatic breast cancer with a target of fifty (50) or more total Phase 2 patients treated and evaluated within a time period not to exceed thirty (30) months from the effective date of such Commercialization Agreement.

The Parties agree that the Smerud Agreement shall be considered a Commercialization Agreement.

2.4	“Commercialization Event” means a Commercialization Agreement with a non- Affiliated third party concerning one or more of the following events:

(i)	Sale of LiPlaCis (one-off payment) to a non-Affiliated third party;
(ii)	sub-licensing of LiPlaCis to a non-Affiliated third party acting as a commercial or development partner;
(iii)	sale of LiPlaCis as milestone or royalty payment to a non-Affiliated third party;
(iv)	formation of a joint venture or similar structure with a non-Affiliated third party for the purpose of commercializing LiPlaCis; or
(v)	any other licensing transaction, asset sale, demerger of ALLARITY with a subsequent sale of shares, merger or consolidation with an exchange of shares, or otherwise relating to LiPlaCis,

and notwithstanding whether the Commercialization Proceeds are received by ALLARITY and/or its subsidiaries or direct or indirect shareholders.

The Parties agree that the execution of the Smerud Agreement by ALLARITY shall be considered a Commercialization Event.

2.5	“Commercialization Proceeds” means any revenue, proceeds or other consideration that ALLARITY and/or its subsidiaries or direct or indirect shareholders have received, or otherwise become entitled to, in relation to a Commercialization Event, for the avoidance of doubt excluding (i) any arms’ length payment of the costs of DRP screening conducted by OV or ALLARITY, and/or maintenance of databases of DRP screened patients; (ii) any third party reimbursement of ALLARITY’s external LiPlasome Patents and LiPlasome Trademarks costs incurred by ALLARITY in accordance with clause 4.4 below; and (iii) any arms’ length payment to ALLARITY for staff time concerning support of regulatory filings concerning LiPlaCis and/or consulting regarding the use of DRP and/or improvements to DRP concerning LiPlaCis. Any consideration related to LiPlaCis (including the LiPlasome Patents, the LiPlasome Trademarks and/or screening data generated and paid for by LiPlasome under the LiPlasome/ALLARITY Development Services and Collaboration Agreement) that ALLARITY receives or becomes entitled to under the Smerud Agreement, including any upfront payments, royalties and milestones, shall be considered Commercialization Proceeds for the purpose of this Agreement.

2.6	“Control” means the ability, directly or indirectly, to direct the affairs of another by means of: (i) ownership of at least fifty per cent (50%) of the voting shares in any entity, or, in the case of an entity that has no outstanding securities, having the right to fifty per cent (50%) or more of the profits of the entity, or having the right in the event of dissolution to fifty per cent (50%) or more of the assets of the entity; or (ii) by contract or otherwise.

2.7	“Effective Date” has the meaning given to it in clause 9.1.

2.8	The “Inter Partes Agreement” has the meaning given to it in clause 1.5.

2.9	The “License” has the meaning given to it in clause 3.2.

2.10	The “LiPlasome/ALLARITY Development Services and Collaboration Agreement” has the meaning given to it in clause 1.5.

2.11	“LiPlasome Patents” has the meaning given to it in clause 3.1.

2.12	“LiPlasome Trademarks” has the meaning given to it in clause 3.1.

2.13	“New IPR” has the meaning given to it in clause 7.6.

2.14	The “Original Agreement” has the meaning given to it in clause 1.1.

2.15	“Proprietary Rights” has the meaning given to it in clause 7.1.

2.16	“Prosecution” shall have the meaning given to it in the Smerud Agreement.

2.17	“Smerud” has the meaning given to it in clause 1.9 and shall include any successor or assignee of Smerud Medical Research International AS under the Smerud Agreement.

2.18	The “Smerud Agreement” has the meaning given to it in clause 1.9.

2.19	Clause headings herein are for ease of reference only and shall not affect the interpretation of this Agreement. Annexes form part of this Agreement and have effect as if set out in the body of this Agreement. Reference to this Agreement includes reference to the Annexes. In the event of inconsistency between the body of this Agreement and an Annex, the body of this Agreement shall prevail.

2.20	Reference to (a) days means calendar days; (b) persons includes a natural person, corporate or unincorporated body (whether or not having separate legal personality); (c) one gender includes other genders; (d) a Party includes that Party’s personal representatives, successors or permitted assigns; (e) a statute, statutory provision or subordinated legislation includes such items as amended or re- enacted from time to time, whether before or after the date of this Agreement; (f) writing or written includes e-mail; (g) a document includes varied or novated documents; and (h) including, include, in particular or similar expressions are illustrative and do not limit the preceding words. Words in the singular include the plural and vice versa.

3.	License

3.1	LiPlasome owns the following patents WO2011/032563 and WO2011/047689 and patent applications WO2009/141450 and US 16 257,831 named “METHODS FOR TREATING CANCER AND PREDICTING DRUG RESPONSIVENESS IN CANCER PATIENTS” and certain other patent applications derived from the same (collectively the “LiPlasome Patents”) and the following trademarks (VR2007 03632, VR2007 03522, and EU 013291001) (collectively the “LiPlasome Trademarks”).

3.2	For development and commercialization of LiPlaCis only, ALLARITY is hereby granted a global, sole, perpetual and exclusive license to the LiPlasome Patents, the LiPlasome Trademarks and the screening data generated and paid for by LiPlasome under the LiPlasome/ALLARITY Development Services and Collaboration Agreement, subject to the terms and conditions laid down in this Agreement (the “License”). The License grants ALLARITY rights to develop, manufacture, use, import, export, distribute, promote, market, offer for sale, sell, sub-license and otherwise exploit and commercialize LiPlaCis for any indication or use without limitation worldwide, including for the purpose of entering into or fulfilling a Commercialization Agreement.

3.3	For the avoidance of doubt, except for the screening data, cf. clause 7.11, the License covers LiPlaCis only. LiPlasome shall be entitled and obligated to retain, maintain, obtain and hold all LiPlasome Patents, LiPlasome Trademarks and the screening data referred to in clause 3.2, and shall have the sole right under the LiPlasome Patents and LiPlasome Trademarks to develop, manufacture, have made, use, import, export, distribute, promote, market, offer for sale, sell, sub-license and otherwise exploit and commercialize all other products than LiPlaCis worldwide.

3.4	For the avoidance of doubt, this Agreement shall be deemed to replace the Original Agreement under the Inter Partes Agreement and accordingly, (i) LiPlasome shall not have any obligations towards ALLARITY under the LiPlasome/ALLARITY Development Services and Collaboration Agreement as long as this Agreement is effective (such obligations are waived by ALLARITY) and (ii) ALLARITY shall not have any obligations towards LiPlasome other than expressly stated in this current Agreement or the Inter Partes Agreement. And for the avoidance of doubt, nothing in this clause 3.4 or Agreement shall be construed as cancelling or affecting any prior, vested rights in and to the Cisplatin DRP® that are held by LiPlasome under any prior agreements between the Parties

4.	ALLARITY obligations

4.1	ALLARITY warrants that it will timely and diligently fulfil all its obligations under the Smerud Agreement with the aim of maximising the Commercialization Proceeds.

4.2	In the event of termination or expiry of the Smerud Agreement, ALLARITY will exercise commercially reasonable efforts to prepare a novel comprehensive information memorandum pitch package concerning LiPlaCis to be presented to potential external third parties, including the elaboration of Phase 2 clinical study reports and the U.S. FDA feedback received on (i) ALLARITY’s approved Investigation Device Exemption (IDE) to use the DRP for further U.S. clinical studies of LiPlaCis; and (ii) the IND filed to conduct a Phase 3/pivotal trial of LiPlaCis using the DRP to select and treat patients.

4.3	With economic effect as of 1 January 2020, ALLARITY shall take over and be responsible for the maintenance and enforcement of the LiPlasome Patents and the LiPlasome Trademarks, including pursuing pending patent applications, in the name of LiPlasome, and bear any and all external costs arising out thereof. Prior to the Effective Date, LiPlasome has delivered a detailed specification of the external costs related to the LiPlasome Patents and LiPlasome Trademarks as of 1 January 2020 and the specification shows external costs in the amount of [***] (plus VAT, if applicable) accrued until and including 29 November 2020. ALLARITY will reimburse such external costs (including external costs accrued following the 29 November 2020 specification) to LiPlasome no later than thirty (30) days following the Effective Date of this Agreement. The reimbursement of such external costs by ALLARITY shall be deemed a condition precedent to this Agreement. Accordingly, if ALLARITY does not reimburse such external costs to LiPlasome within thirty (30) days following the Effective Date of this Agreement, this Agreement shall automatically terminate and the Original Agreement will remain in full force and effect notwithstanding the wording set forth in article 3.4 above.

4.4	To the extent set forth in the Smerud Agreement, Smerud may reimburse ALLARITY for certain external costs related to the LiPlasome Patents and the LiPlasome Trademarks accrued as of and after 1 January 2020.

4.5	Subject to clause 11 (confidentiality);

(i) ALLARITY will provide full transparency to update LiPlasome concerning any actual or possible Commercialization Agreement and will, by the end of each calendar quarter, deliver a written report with supporting documentation and particulars concerning the details of discussions with external partners, and ALLARITY will in any event provide LiPlasome with a reasonable opportunity to review and comment on any Commercialization Agreement prior to its execution; and

(ii) by the end of each calendar quarter, ALLARITY will disclose to LiPlasome any material correspondence and documentation between ALLARITY and Smerud to the extent related to the LiPlasome Patents, the LiPlasome Trademarks and the screening data generated and paid for by LiPlasome under the LiPlasome/ALLARITY Development Services and Collaboration Agreement.

5.	Distribution of Commercialization Proceeds

5.1	All Commercialization Proceeds, including Commercialisation Proceeds received by ALLARITY under the Smerud Agreement, shall be shared equally by the Parties.

5.2	Prior to the execution of this Agreement, ALLARITY received Commercialisation Proceeds from Smerud in the amount of Norwegian Kronor (NOK) [***] by way of debt cancellation relating to prior work on LiPlaCis by Smerud. ALLARITY agrees that [***] of such Commercialisation Proceeds shall be passed on to LiPlasome as set forth in clause 5.1 and accordingly, the Parties agree that an amount equal to NOK [***] , shall be paid in full by ALLARITY to LiPlasome no later than 31 December 2021. The payment by ALLARITY shall be the Danish Kroner (DKK) equivalent of the NOK amount, at the time when such payment by ALLARITY becomes due to LiPlasome (based on the official exchange rate published by the Danish National Bank at the close of business on that day).

5.3	Except as set forth in clause 5.1 above, ALLARITY shall transfer any relevant part of the Commercialization Proceeds due under clause 5.1 to LiPlasome no later than ten (10) business days after ALLARITY has, or ALLARITY’s subsidiaries or shareholders have, received payment together with statements of proceeds which shall include all relevant written information in order for LiPlasome to establish the accuracy of the payments.

5.4	No other payments of any kind are due by ALLARITY to LiPlasome under this Agreement, other than specified in clauses 4 and 5 and/or as otherwise provided by this Agreement.

6.	Audit and objection

6.1	Upon reasonable written notice by LiPlasome, ALLARITY shall permit LiPlasome and LiPlasome’s representative(s) access to any area of ALLARITY’s facilities and books and records relating to the performance of this Agreement. ALLARITY shall ensure that a similar right can be exercised by LiPlasome against ALLARITY’s subcontractors, sublicensees and other business partners. Such access shall include the right for LiPlasome and/or its representatives to conduct an audit to determine and ensure ALLARITY’s compliance with the terms and conditions of this Agreement, as well as a verification of the status of any approval by the U.S. FDA and any other regulatory authority, and the status and results of any clinical tests and trials.

6.2	ALLARITY will provide LiPlasome with back to back audit rights in relation to the Smerud Agreement and accordingly, at the demand of LiPlasome, ALLARITY will request and conduct an audit on the books and records of Smerud, in accordance with article 12.2 of the Smerud Agreement. ALLARITY will request and conduct the audit in compliance with LiPlasome’s reasonable instructions. Subject to LiPlasome entering into obligations of confidentiality and restrictions of use not less restrictive than the obligations set forth in article 11 of the Smerud Agreement, all correspondence and results of the audit will be disclosed to LiPlasome. The costs of the audit will be paid by LiPlasome unless such costs are paid or payable by Smerud in accordance with the Smerud Agreement.

6.3	If LiPlasome does not agree to the calculation of the amount of any Commercialization Proceeds paid or payable in accordance with clause 5.2, LiPlasome shall provide ALLARITY with a reasoned objection within four (4) weeks from receipt of the Commercialization Proceeds. If no such objection is filed in time, LiPlasome shall be deemed to have agreed to the calculation. If LiPlasome files an objection in time, the Parties shall negotiate to reach an agreement. In the event that the Parties have not reached an agreement within four (4) weeks following LiPlasome’s objection, the Commercialization Proceeds shall be determined as promptly as practicable by an independent auditor appointed, at the request of either Party, by FSR - Danske Revisorer. The independent auditor shall act as an expert only and is not competent to make decisions concerning the legal interpretation of the Agreement. ALLARITY shall provide the independent auditor unrestricted access to all books, records, information and documentation of ALLARITY and its subcontractors that the independent auditor in his discretion may consider relevant, as well as an opportunity to interview and ask written questions to employees, directors, consultants and subcontractors of ALLARITY. The independent auditor’s calculation of such Commercialization Proceeds shall be final and binding upon the Parties, except in the event of manifest error. The independent auditor shall decide on the apportionment of cost and expenses of the independent auditor between the Parties and for this purpose, the independent auditor may take into consideration the degree to which the independent auditor’s calculation is in favour of the Parties’ respective positions.

6.4	If the independent auditor identifies any underpayment of Commercialization Proceeds to LiPlasome, ALLARITY shall promptly pay to LiPlasome the deficit with interest at a rate of [***] months’ CIBOR (Copenhagen Inter Bank Offer Rate) plus [***] , with a floor of [***] . LiPlasome shall solely bear the costs of such audit unless the independent auditor identifies an underpayment to LiPlasome; in which case ALLARITY shall solely bear the costs of such audit.

7.	Intellectual property rights

Proprietary rights

7.1	All right, title and interest to the LiPlasome Patents (including applications, provisional applications, divisionals, continuations, continuations-in-part, reissues, and re-examinations) as well as the LiPlasome Trademarks, the screening data generated before 15 February 2016 relating to LiPlaCis and any know-how, including any material containing or evidencing LiPlasome know-how disclosed by LiPlasome to ALLARITY shall belong solely and exclusively to LiPlasome (“Proprietary Rights”).

7.2	In case of a Commercialization Event in the form of sale of LiPlaCis (one-off payment) to an independent third party or sale of LiPlaCis as milestone or royalty payment to an independent third party, LiPlasome is obliged to provide such third party with a global, paid-in-full, royalty free license to the Proprietary Rights to the extent necessary to commercially exploit LiPlaCis.

7.3	Each of the Parties shall promptly notify the other in writing in the event that it becomes aware of any third party alleged infringement or challenge of the Proprietary Rights or the products covered by the License.

7.4	If any Proprietary Rights are infringed or misappropriated by a third party or otherwise become the subject of legal or administrative proceedings, the Parties shall jointly decide whether to pursue such infringement and all costs shall be split equally. In case the Parties cannot agree whether to pursue infringements, either Party shall be entitled to initiate proceedings/negotiations on its own, however, in such case the costs related to such proceedings/negotiations shall be borne by that Party alone and all damages, fees, compensation, etc. and/or settlement amounts awarded or obtained during such proceedings/negotiations shall accrue to that Party as well. The foregoing shall also apply with respect to defending such Proprietary Rights in case of third party claims of infringement by either LiPlasome and/or ALLARITY.

7.5	In relation to the Smerud Agreement, ALLARITY will coordinate in good faith the enforcement, defence and Prosecution of the LiPlasome Patents, as well as any patent term extensions, adjustments, restorations or supplementary protection certificates with respect to the LiPlasome Patents, with LiPlasome on an ongoing basis. For this purpose, ALLARITY will procure that LiPlasome is copied on all correspondence with Smerud and third parties (including patent agents and the like), to the extent that such correspondence related to the LiPlasome Patents. In the event that neither Smerud nor ALLARITY wishes to enforce, defend or Prosecute any LiPlasome Patent, ALLARITY shall immediately give notice to LiPlasome and provide LiPlasome with a reasonable opportunity to do so, and provide reasonable assistance to LiPlasome for this purpose. The same shall apply to any patent term extensions, adjustments, restorations or supplementary protection certificates with respect to the LiPlasome Patents.

New IPR

7.6	Any discoveries, patents, utility models, designs, trademarks, know-how, software, screening data and other data, code, designs, documentation, techniques, materials, inventions, including applications, provisional applications, divisionals, continuations, continuations-in-part, reissues and re-examinations, and other work product in any form and on whatever media and any enhancements, improvements, upgrades, modifications and alterations thereto in any form, created, conceived, prepared, made, developed, originated and/or delivered (in whole or in part) by a Party or its sublicensees (including Smerud) or subcontractors under this Agreement or any Commercialization Agreement related to LiPlaCis shall be considered “New IPR” for the purpose of this Agreement. Regardless of whether New IPR is created solely by a Party, its sublicensees or subcontractors, or jointly between the Parties, such New IPR shall be and remain the sole and exclusive property of LiPlasome, however, such New IPR shall become part of ALLARITY’s License subject to the terms and conditions set out in this Agreement. Provided, however, that any New IPR that relates solely to improvements of ALLARITY’s DRP biomarker for Cisplatin shall be owned by ALLARITY and licensed to LiPlasome in accordance with article 12 of the LiPlasome/ALLARITY Development Services and Collaboration Agreement.

7.7	ALLARITY shall notify LiPlasome immediately of any New IPR developed under this Agreement and shall not disclose such New IPR without the prior written approval of LiPlasome. LiPlasome shall solely decide whether and where such New IPR shall be registered (file applications) and all costs relating to such registration and maintenance shall be borne by ALLARITY if and only if ALLARITY agrees such New IPR shall be registered and included within the scope of this Agreement. ALLARITY shall cooperate with LiPlasome in relation to the registration of such New IPR. ALLARITY is entitled to file such new patent applications, however, the applications shall be filed in the name of LiPlasome as proprietor if requested by LiPlasome. ALLARITY shall ensure that any rights of ALLARITY’s employees and/or agents under or in connection with this Agreement are to the extent necessary irrevocably transferred from the employee/agent so that ALLARITY can fulfil its obligations under this clause.

7.8	In case of a Commercialization Event in the form of sale of LiPlaCis (one-off payment) to an independent third party or sale of LiPlaCis as milestone or royalty payment to an independent third party, LiPlasome is obliged to provide such third party with a global, paid-in-full, royalty free license to New IPR to the extent necessary to commercially exploit LiPlaCis in accordance with the terms and conditions set forth in this clause 7 applying mutatis mutandis between LiPlasome and the third party licensee.

7.9	Each Party shall promptly notify the other Party in writing in the event that it becomes aware of any facts that may affect the validity, scope or enforceability of New IPR.

7.10	If any New IPR is infringed or misappropriated by a third party or otherwise becomes the subject of legal or administrative proceedings, the Parties shall jointly decide whether to pursue such infringement and all costs shall be split equally. In case the Parties cannot agree whether to pursue infringements, either Party shall be entitled to initiate proceedings/negotiations on its own, however, in such case the costs related to such proceedings/negotiations shall be borne by that Party alone and all damages, fees, compensation, etc. and/or settlement amounts awarded or obtained during such proceedings/negotiations shall accrue to that Party as well. The foregoing shall also apply with respect to defending any New IPR in case of third party claims of infringement pursued by either LiPlasome or ALLARITY.

Screening data

7.11	For the avoidance of doubt, the rights to the screening data generated in LiPlasome prior to 15 February 2016 belong to LiPlasome, but is a part of the License, cf. clause 3.2.

8.	Non-competition

8.1	Except as otherwise provided in this Agreement, during the term of this Agreement and for two (2) years thereafter, ALLARITY shall not be entitled to enter into agreements or other relationships with other business partners regarding the use or development of secretory phospholipase A2 targeted liposomal delivery technology. Provided, however, that LiPlasome recognizes that ALLARITY is currently advancing a liposomal product (with a different tumour targeting technology) – 2X-111 (doxorubicin) -- that passes the blood brain barrier -- and ALLARITY shall remain free to advance 2X-111.

8.2	In the event of ALLARITY’s breach of its obligations set forth in clause 8.1, ALLARITY shall pay to LiPlasome an agreed penalty of DKK [***] . This agreed penalty amount shall be paid for each separate instance of breach. ALLARITY’s payment of the agreed penalty shall not release ALLARITY from its non-competition obligations as set forth in this Agreement or for payment of damages exceeding such penalty payment.

9.	Term and termination

9.1	This Agreement shall come into force on the date of signing by the Parties (the “Effective Date”). This Agreement supersedes and replaces the Original Agreement which will terminate at the execution of this Agreement.

9.2	The Parties shall prepare customary completion statements concerning the costs of maintenance and enforcement of the LiPlasome Patents, cf. clause 4.3, as at 31 December 2019.

9.3	Either Party may terminate this Agreement giving thirty (30) days’ written notice to the other Party in the event that the other Party is in material breach of this Agreement and has not cured such material breach within the said thirty (30) days’ period.

9.4	In the event of termination or expiry of the Smerud Agreement, LiPlasome may terminate this Agreement giving thirty (30) days’ written notice to ALLARITY provided that ALLARITY has not entered into a new Commercialization Agreement within six (6) months following such termination or expiry.

9.5	Upon termination of this Agreement, all rights granted herein and hereunder shall immediately terminate and ALLARITY and its sublicensees (if any) shall cease all exploitation of the License as well as all sales of any products commercialized under the License, and the Parties shall execute all such documents and do all such other acts as may be reasonably required to effectuate the termination of the Agreement. For the avoidance of doubt, any payments made under clause 5 above shall not be returned.

9.6	Any outstanding payments under clause 5 shall be paid by ALLARITY to LiPlasome no later than one (1) month following termination.

9.7	Upon termination of the License or the Agreement, ALLARITY shall further deliver to LiPlasome (and will procure that its sublicensees and subcontractors deliver) all Proprietary Rights, New IPR, the screening data generated in LiPlasome prior to 15 February 2016 and all other documents (regardless of media) and other materials containing or evidencing confidential information, including, without limitation, all materials containing or evidencing know-how or other materials/documents related to the License, in such a manner as shall then be mutually agreed upon between the Parties in good faith.

9.8	In the event that LiPlasome should enter into bankruptcy, reconstruction proceedings or similar, the Parties agree that ALLARITY shall be granted a first refusal right to take over and acquire the intellectual property rights necessary to ensure the uninterrupted continuation of the License rights as granted herein. This first right of refusal shall survive any transfer or assignment of the Agreement to a third party.

10.	Liability

10.1	Either Party shall have the remedies generally available under Danish law in the event of a Party’s breach (including material breach) of its obligations under this Agreement.

10.2	Except as otherwise expressly provided for under the terms of this Agreement, no right or remedy herein conferred upon or reserved to either Party is exclusive of any other right or remedy herein, or by law provided or permitted, but each shall be cumulative of any other right or remedy provided in this Agreement.

10.3	Notwithstanding the above, in no event shall either Party be liable to the other for any lost revenues or profits or other indirect or consequential damages arising out of this Agreement.

10.4	Furthermore, LiPlasome shall not be liable for any product liability or any other loss (damages, loss of profits, loss of goodwill, other indirect losses, etc.) whatsoever that ALLARITY may incur in consequence of its exploitation of the License.

10.5	ALLARITY shall indemnify, defend and hold LiPlasome harmless from any and all claims from third parties for damage to property, personal injury and losses resulting there from, caused by or in any way connected with products commercialized under the License; excepting claims arising solely from the negligence or willful misconduct of LiPlasome or from its breach of any warranties under this Agreement.

11.	Confidentiality

11.1	Each Party shall keep all confidential information secret and confidential and shall not disclose the same or any part thereof to any third party. Such obligation shall not apply to information:

●	Which is in the public domain at the time of disclosure;
●	which is published or otherwise becomes part of the public domain through no fault of the Party receiving the information;
●	which was in the possession of the receiving Party at the time of disclosure, as shown by prior written records, or becomes available from a third party who has the right to disclose it;
●	which is independently developed by a Party, without reference to or use of any confidential information of the other, as shown by written records; and/or
●	which is required to be disclosed to any regulatory authority for the purpose of obtaining regulatory approvals or which is otherwise required to be disclosed by law or by mandatory rules or procedures applicable to a public traded company.

11.2	Each Party undertakes to ensure that its employees keep confidential information secret and confidential on the same terms as those applying to the Parties hereunder, both during and after their employment by that Party.

11.3	In the event of a Party’s material breach of its obligations to maintain confidentiality as set forth in this clause 11, the Party in breach shall pay to the other Party an agreed penalty of DKK [***] . This agreed penalty amount shall be paid for each separate instance of material breach. A Party’s payment of the agreed penalty shall not release such Party from its obligations of confidentiality as set forth in this Agreement or for payment of damages exceeding such penalty payment.

11.4	The Parties’ obligations under this clause 11 shall survive the termination of this Agreement.

12.	Governing law and venue

12.1	This Agreement shall be governed by and construed exclusively in accordance with Danish law without regard to its rules on the conflict of laws.

12.2	Any dispute arising out of or in connection with this Agreement, including any disputes regarding the existence, validity or termination, shall be settled by arbitration in accordance with the Rules of Procedure of the Danish Institute of Arbitration in Copenhagen and in force at the time when such proceedings are commenced. The proceedings shall be conducted in accordance with the procedural rules of Danish law and in the Danish language. The seat of the arbitration shall be Copenhagen, Denmark. Nothing in this clause 12 shall prevent a Party from seeking injunctive relief with no provision of security.

12.3	In the event of any dispute related to LiPlaCis between ALLARITY and Smerud under the Smerud Agreement, ALLARITY will provide full disclosure of all correspondence and documentation related to such dispute to LiPlasome, subject to LiPlasome entering into obligations of confidentiality and restrictions of use not less restrictive than the obligations set forth in article 11 of the Smerud Agreement.

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This Agreement is executed in two (2) copies, each of which shall constitute an original.

On behalf of LiPlasome Pharma ApS:	On behalf of Allarity Therapeutics A/S:

Hans Henrik Eriksen	Steve R. Carchedi
Chief Executive Officer	Chief Executive Officer
Date and place: 23-jan-21	Date and place: 27-Jan-21

John Riis Mortensen	Duncan Moore
Chairman	Chairman
Date and place: 25-Jan-21	Date and Place: 25-Jan-21